Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to Registration Statement No.  333-142678 of our reports dated March 27, 2007, relating to the financial statements and financial statement schedule of Visant Holding Corp. and Visant Corporation as of and for the years ended December 30, 2006 and December 31, 2005, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

May 25, 2007